Exhibit 99.1
For Immediate Release
MasTec Completes the Acquisition of Wanzek Construction, Inc.
Coral Gables, FL (December 17, 2008) — MasTec, Inc. (NYSE: MTZ) today announced that it has completed its previously disclosed acquisition of Wanzek Construction, Inc. The final terms included a payment of $50 million in cash, 7.5 million shares of MasTec common stock, seller financing through a $55 million convertible note, the assumption of $15 million of Wanzek’s debt and a two year earnout equal to 50% of Wanzek’s EBITDA in excess of $40 million per year. The convertible note matures in December 2013, has an annual coupon rate of 8% and converts into MasTec stock at a $12 conversion price. The stock initially issued to the seller in the transaction will be subject to a six month no sale lock-up provision.
The acquisition extends MasTec’s presence in the growing alternative energy and infrastructure construction markets and expands the scope of the Company’s recent diversification efforts. In addition to its focus on wind farm construction, Wanzek also has construction operations in natural gas processing plants and compressor stations, electrical power generating plants, industrial processing facilities, roads and bridges and other heavy/civil projects. Wanzek anticipates calendar year 2008 annual revenue of approximately $400 million, with 2008 EBITDA expected to be approximately $45 million.
The financial impact of the Wanzek acquisition is included in the Company’s recently issued 2009 guidance. MasTec’s revenue for 2009 is expected to be between $1.95 and $2.0 billion and earnings are expected to be between $1.05 and $1.15 per diluted share.
Jose Mas, MasTec’s President and CEO noted, “Wanzek is an exceptional company and we are excited to close the transaction and begin joint operations with its highly-skilled management team and workforce. Its diversified and high-quality customer base is a great addition to the MasTec portfolio.”

Wanzek Construction, Inc.
Reconciliation of Non-GAAP Disclosures- Unaudited

Wanzek EBITDA Reconciliation (in thousands)	2008
2008 Forecast net income	$23,364
Depreciation and Amortization	4,942
Interest, net	290
Income tax provision	16,404

2008 Forecast EBITDA	$45,000

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems. The Company’s corporate website is located at www.mastec.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including our ability to retain qualified personnel and key management and integrate Wanzek with MasTec within the expected timeframes and achieve the revenue, cost savings and earnings levels from the acquisition at or above the levels projected; our revenues, margins and earnings per share may differ from that projected; that we may be impacted by business and economic conditions affecting us or our customers, including economic downturns, reduced capital expenditures, consolidation and technological and regulatory changes in the industries we serve and any liquidity issues related to our securities held for sale; material changes in estimates for legal costs or case settlements; adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our recently sold DOT projects and assets; restrictions imposed by our credit facility and senior notes; the outcome of our plans for future operations, growth, and services, including backlog and acquisitions; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.